Exhibit 4.6

SPECIMEN

ASAT HOLDINGS LIMITED

(Incorporated under the laws of the Cayman Islands)

Number	Series A Redeemable Convertible Preferred Shares
P-xxx	-xxx-

US$30,000,000 Share Capital divided into

2,999,000,000 Ordinary Shares of US$0.0l par value each and

1,000,000 Series A Redeemable Convertible Preferred Shares of US$0.01 par value each

THIS IS TO CERTIFY THAT -------------------------------------------- xxxxx ---------------------------------------------  is the registered holder of -------------------------------------------- xxx --------------------------------------------  Series A Redeemable Convertible Preferred Shares in the above-named Company subject to the memorandum and articles of association thereof.

EXECUTED for and on behalf of the Company on

DIRECTOR

DIRECTOR/SECRETARY

THIS SECURITY IS SUBJECT TO RESTRICTIONS ON TRANSFER AS SET FORTH IN A SHAREHOLDERS AGREEMENT DATED AS OF OCTOBER 11, 2001, A COPY OF WHICH MAY BE OBTAINED UPON REQUEST FROM ASAT HOLDINGS LIMITED. NO SUCH TRANSFER SHALL BE EFFECTIVE UNLESS AND UNTIL THE TERMS AND CONDITIONS OF THE AFORESAID SHAREHOLDERS AGREEMENT HAVE BEEN COMPLIED WITH IN FULL.